Exhibit 8

                         Axley Brynelson






Mid-Plains, Inc.
1912 Parmenter Street
Post Office Box 620070
Middleton, WI   53562-0070

Pioneer Communications, Inc.
140 N. Monroe Street
Lancaster, WI  53813

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the proposed mergers (the "Mergers") of (i) Mid-Plains Acquisitions, Inc. ("MAI"), which shall be a Wisconsin corporation, and a direct wholly-owned subsidiary of Chorus Communications Group, Ltd. ("Chorus"), a Wisconsin corporation, with and into Mid-Plains, Inc. ("Mid-Plains"), a Wisconsin corporation, and (ii) Pioneer Acquisitions, Inc ("PAI"), which shall be a Wisconsin corporation, and a direct wholly-owned subsidiary of Chorus, with and into Pioneer Communications, Inc., ("Pioneer").

In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of December 31, 1996 by and between Pioneer and Mid-Plains (the "Merger Agreement"), and the Joint Proxy Statement/Prospectus dated March 17, 1997 (the "Joint Proxy Statement") included in the Registration Statement on Form S-4, as filed by Chorus with the Securities and Exchange Commission on March 17, 1997
(the "Registration Statement").

Our opinion set forth below assumes (1) the consummation of the Mergers in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement, and (2) the accuracy and completeness (on the date hereof and at the Effective Time (as defined in the Merger Agreement)) of (i) the statements and facts concerning the Mergers set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (ii) the facts that are the subject of the representations of Pioneer set forth in the Pioneer Officer's Certificate described in Section 4.17(f) of the Merger Agreement to be delivered to us by Pioneer and dated as of the Effective Time, and (iii) the facts that are the subject of the representations of Mid-Plains set forth in the Mid-Plains Officer's Certificate described in Section 5.17(f) of the Merger Agreement to be delivered to us by Mid-Plains and dated as of the Effective Time.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, as of the date hereof, we are of the opinion that, for federal income tax purposes:

     1.  The Mergers will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code");

     2. No gain or loss will be recognized by Mid-Plains, Pioneer, MAI, or PAI as a result of the formation of MAI or PAI and the Mergers; and

     3. No gain or loss will be recognized by shareholders of Mid-Plains or Pioneer upon their exchange of common stock of Mid-Plains or Pioneer solely for common stock of Chorus, pursuant to the Merger Agreement.

In addition, based upon our examination and review of the documents referred to above and subject to the assumptions set forth above, and except to the extent qualified therein, we confirm that the discussion set forth under the heading "Material Federal Income Tax Consequences" in the Joint Proxy Statement, to the extent it expresses legal conclusions, accurately reflects our opinion as of the date hereof as to the material federal income tax consequences of the consummation of the Mergers to shareholders of Chorus. We express no opinion concerning any tax consequences of the Mergers, other than those specifically set forth herein.

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change after the date hereof in applicable laws or in the facts and circumstances surrounding the Mergers as compared to that which is set forth in the Merger Agreement, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement constituting a part thereof, and any amendment thereto. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


AXLEY BRYNELSON